Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-Relations@levi.com		NewsMediaRequests@levi.com

LEVI STRAUSS & CO. REPORTS FIRST-QUARTER 2023 FINANCIAL RESULTS
Q1 REPORTED NET REVENUES OF $1.7B INCREASED 6%, AND 9% IN CONSTANT-CURRENCY VS. Q1 2022
CONSTANT-CURRENCY REVENUE GROWTH DRIVEN BY DTC AND INTERNATIONAL BUSINESS
Q1 DILUTED EPS OF $0.29 AND ADJUSTED DILUTED EPS OF $0.34
COMPANY REAFFIRMS FY 2023 GUIDANCE

SAN FRANCISCO (April 6, 2023) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the first quarter ended February 26, 2023.
"Our first quarter results reflect the strength of our brands and the progress we are making against our strategic priorities," said Chip Bergh, president and chief executive officer of Levi Strauss & Co. "We delivered strong growth in our international business and record-breaking revenue performance in our direct-to-consumer channel. As we celebrate the 150th anniversary of the iconic 501® jean, we are deepening connections with consumers and cementing loyalty with the next generation of Levi’s® fans. This past quarter in the U.S., we were the market share leader among the key 18- to 30-year-old consumer, and we continued to grow share in our women’s denim bottoms business, further narrowing the gap to number one."
Financial Highlights for the First-Quarter
•Reported net revenues of $1.7 billion increased 6%, and 9% on a constant-currency basis versus Q1 2022, reflecting strong growth in the Direct-to-Consumer (DTC) channel, up 12%. Total DTC comprised 42% of first quarter net revenues. Net revenues related to the shift in wholesale shipments from Q2 to Q1 primarily due to the U.S. ERP implementation benefited Q1 by approximately $100 million or 6% of net revenues.
•Gross margin was 55.8%; Adjusted gross margin was 55.8%, 360 basis points below the record level of 59.4% in Q1 2022
•Operating margin was 9.3%; Adjusted EBIT margin was 11.0%, down from 14.9% in Q1 2022
•Net income was $115 million; Adjusted net income was $135 million, compared to $189 million in Q1 2022
•Diluted EPS was $0.29; Adjusted diluted EPS was $0.34, including an adverse currency exchange impact of $0.01
•Total inventories increased 33% on a dollar basis over prior year, representing 25 points of sequential improvement relative to Q4 2022
•The Company paid a dividend of $0.12 per share, up nearly 20% from prior year; approximately $56 million in capital returned to shareholders

"On top of 26% constant currency growth a year ago, the company achieved solid results in the first quarter," said Harmit Singh, chief financial and growth officer of Levi Strauss & Co. "Our teams also made significant progress reducing inventory levels, putting us in a stronger position as we move through the balance of the year. We are reaffirming our annual revenue and EPS guidance reflecting a cautious outlook on the macro-environment though we remain excited about the momentum in our DTC and international businesses."
Highlights include:

	Three Months Ended		Increase (Decrease) As Reported	Increase (Decrease) Constant Currency
($ millions, except per-share amounts)	February 26, 2023	February 27, 2022
Net revenues	$1,689	$1,592	6%	9%
Net income	$115	$196	(41)%	(39)%
Adjusted net income	$135	$189	(29)%	(26)%
Adjusted EBIT	$185	$238	(22)%	(19)%
Diluted earnings per share(1)	$0.29	$0.48	(19)¢	(17)¢
Adjusted diluted earnings per share(1)	$0.34	$0.46	(12)¢	(11)¢
(1) Note: per share increase compared to prior year displayed in cents

First-Quarter 2023 compared to First-Quarter 2022 Details:
•Net revenues of $1.7 billion increased 6% on a reported basis, and 9% on a constant-currency basis which excludes $40 million in unfavorable currency impacts. Net revenues related to the shift in wholesale shipments from Q2 to Q1 primarily due to the U.S. ERP implementation benefited Q1 by an estimate of approximately $100 million or 6% of net revenues.
–DTC net revenues increased 12% on a reported basis and 16% on a constant-currency basis, driven by broad-based growth in both company-operated stores and e-commerce across all segments. E-commerce increased 11% on a reported basis and 14% on a constant-currency basis. As a percentage of first quarter company net revenues, sales from DTC stores and e-commerce comprised 33% and 9%, respectively, for a total of 42%.
–Wholesale net revenues increased 2% on a reported basis and 4% on a constant-currency basis, driven by strong growth in Asia and Canada, as well as growth in the U.S.
•Gross profit was $942 million compared to $944 million last year. Gross margin was 55.8%, down from 59.3%. Adjusted gross margin, was also 55.8%, down 360 basis points. Unfavorable currency exchange accounted for approximately 30 basis points of the decline, while the balance reflects the impact of lower full-priced sales and higher product costs, partially offset by favorable channel mix, price increases and lower air freight expenses.
•Selling, general and administrative (SG&A) expenses were $785 million compared to $709 million last year. Adjusted SG&A was $757 million compared to $708 million last year. As a percentage of net revenues, Adjusted SG&A was 44.8%, up 30 basis points reflecting planned higher advertising and promotion expenses to support the 501®’s 150th anniversary campaign and higher DTC expenses due to higher sales.
•Operating income was $157 million compared to $234 million last year while Adjusted EBIT was $185 million compared to $238 million last year due to lower Adjusted gross margins and higher Adjusted SG&A expenses, which were partially offset by higher net revenues. As a result, Adjusted EBIT margin was 11.0%, 390 basis points lower on a reported basis, and 380 basis points lower on a constant-currency basis.
•Below the operating line, interest and other expenses, which include foreign exchange losses, were a net expense of $18 million compared to a net gain of $12 million last year. The effective income tax rate was 17.6% compared to 20.4% last year.
•Net income was $115 million compared to $196 million last year, primarily due to the decrease in operating income described above. Adjusted net income was $135 million compared to $189 million last year. The decrease was primarily due to the lower operating income described above.

•Diluted earnings per share was $0.29 compared to $0.48 last year. Adjusted diluted earnings per share was $0.34 compared to $0.46 last year. This quarter's figure includes an adverse foreign currency impact of $0.01 per share.
Additional information regarding Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, as well as amounts presented on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.
First-Quarter Segment Overview
Reported net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues				Operating Income(1)
	Three Months Ended		% Increase (Decrease)		Three Months Ended		% Increase (Decrease)
($ millions)	February 26, 2023	February 27, 2022	As Reported	Constant Currency	February 26, 2023	February 27, 2022	As Reported	Constant Currency
Americas	$823	$766	7%	7%	$135	$178	(24)%	(25)%
Europe	$455	$469	(3)%	2%	$117	$137	(14)%	(10)%
Asia	$290	$258	12%	22%	$54	$44	23%	37%
Other Brands	$121	$98	24%	25%	$3	$10	(64)%	(49)%
(1) Segment operating income is equal to segment Adjusted EBIT.

•In the Americas, net revenues grew 7% on reported and constant-currency bases, driven by both our DTC and wholesale channels. DTC net revenues increased 15% driven by strength in our company-operated mainline and outlet stores and e-commerce. U.S. DTC net revenues grew to record levels. Wholesale net revenues grew 4%, driven by growth of the Levi’s® brand in Canada and the U.S.
Operating income for the segment decreased due to lower gross margins and higher SG&A expenses as a percentage of net revenues, partially offset by higher net revenues.
•In Europe, net revenues decreased 3% on a reported basis. On a constant-currency basis, net revenues increased 2%, including a 4% negative impact from the suspension of our business in Russia. DTC net revenues increased 4% on a reported basis and 8% on a constant-currency basis, or 19% excluding Russia. Wholesale net revenues decreased 8% on a reported basis and 3% on a constant-currency basis, reflecting the ongoing retailer inventory rebalancing in the region.
Operating income for the segment decreased due to lower net revenues and gross margins and higher SG&A expenses as a percentage of net revenues.
•In Asia, net revenues increased 12% on a reported basis and 22% on a constant-currency basis. The increase in net revenues was driven by all markets outside China. DTC net revenues increased 15% on a reported basis and 25% on a constant-currency basis, driven by strength in our company-operated mainline and outlet stores and e-commerce. Wholesale net revenues increased 9% on a reported basis and 19% on a constant-currency basis.
Operating income for the segment increased due to higher net revenues and lower SG&A expenses as a percentage of net revenues, partially offset by lower gross margins.
•For Other Brands, Dockers® and Beyond Yoga® combined, net revenues increased 24% on a reported basis and 25% on a constant-currency basis. Dockers® was up 28% on a reported basis and 29% on a constant-currency basis. Beyond Yoga® was up 11% on reported and constant-currency bases. Other Brands operating income decreased due to lower gross margins and higher SG&A expenses as a percentage of net revenues.

Balance Sheet Review as of February 26, 2023
•Cash and cash equivalents were $322 million, while total liquidity was approximately $1.2 billion.
•The company’s leverage ratio was 1.4 as compared to 1.1 at the end of the first quarter of fiscal 2022.
•Total inventories increased 33% on a dollar basis and 21% on a unit basis over prior year. The 25 points of sequential improvement on a dollar basis relative to Q4 was primarily attributable to deliberate actions taken during the quarter including reducing receipts and clearing inventory in the U.S. Core product represents more than two-thirds of total inventories. We continue to expect sequential improvement quarter-over-quarter, with Q2 being substantially lower than Q1, and expect inventory levels to be in-line with sales growth by the end of the year.
Additional information regarding leverage ratio, which is a non-GAAP financial measure, is provided at the end of this press release.
Shareholder Returns
The company returned approximately $56 million to shareholders in the first quarter, including:
•Dividends of $48 million, representing a dividend of $0.12 per share, up nearly 20% from the first quarter of prior year, and
•Share repurchases of $8 million, reflecting 0.5 million shares retired.
As of February 26, 2023, the company had $680 million remaining under its current share repurchase authorization, which has no expiration date.
The company declared a dividend of $0.12 per share totaling approximately $47 million, payable in cash on May 18, 2023 to the holders of record of Class A common stock and Class B common stock at the close of business May 4, 2023.
Guidance
The company reaffirms expectations for fiscal 2023 as follows:
•Net revenues between $6.3 billion and $6.4 billion, reflecting reported revenue growth of 1.5% to 3% year-over-year.
•Adjusted diluted EPS of $1.30 to $1.40.
The company plans to share additional details during its investor conference call. The company's outlook assumes no significant worsening of the COVID-19 pandemic, inflationary pressures, supply chain disruptions or further worsening currency impacts.
Investor Conference Call
To access the conference call, please pre-register on https://register.vevent.com/register/BIf5b0c918a51a42528161065cbe6db6a4 and you will receive confirmation with dial-in details. A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/sux2ig8j.

A replay of the webcast will be available on http://investors.levistrauss.com starting approximately two hours after the event and archived on the site for one quarter.

About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, Denizen® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2022 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to: future financial results, including the company's expectations for the full fiscal year 2023 net revenues and adjusted diluted earnings per share; the continued impact of the COVID-19 pandemic on the company's business; inflationary pressures; fluctuations in foreign currency exchange rates; global economic conditions; supply chain constraints and disruptions; future dividend payments; future share repurchases; performance of our DTC business; future inventory levels and our ability to execute against our long-term business strategies. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal year 2022 and its Quarterly Reports on Form 10-Q for the quarter ended February 26, 2023, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow and return on invested capital to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present

Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted net income margin (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow, and return on invested capital, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including but not limited to, the effects of foreign currency fluctuations, taxes, and any future restructuring, restructuring-related, severance and other charges.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by the company's global sourcing organization on behalf of its foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 26, 2023	November 27, 2022

	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$321.8	$429.6
Short-term investments in marketable securities	—	70.6
Trade receivables, net	768.7	697.0
Inventories	1,335.2	1,416.8
Other current assets	223.2	213.9
Total current assets	2,648.9	2,827.9
Property, plant and equipment, net	625.2	622.8
Goodwill	369.3	365.7
Other intangible assets, net	285.9	286.7
Deferred tax assets, net	635.5	625.0
Operating lease right-of-use assets, net	955.0	970.0
Other non-current assets	354.1	339.7
Total assets	$5,873.9	$6,037.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	162.0	11.7
Accounts payable	475.4	657.2
Accrued salaries, wages and employee benefits	168.5	246.7
Accrued sales returns and allowances	178.1	180.0
Short-term operating lease liabilities	234.0	235.7
Other accrued liabilities	556.2	650.3
Total current liabilities	1,774.2	1,981.6
Long-term debt	993.6	984.5
Long-term operating lease liabilities	838.2	859.1
Long-term employee related benefits and other liabilities	300.4	308.9
Total liabilities	3,906.4	4,134.1

Commitments and contingencies

Stockholders’ Equity:
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized, 97,288,774 shares and 96,028,351 shares issued and outstanding as of February 26, 2023 and November 27, 2022, respectively; and 422,000,000 Class B shares authorized, 299,087,988 shares and 297,703,442 shares issued and outstanding, as of February 26, 2023 and November 27, 2022, respectively	0.4	0.4
Additional paid-in capital	627.2	625.6
Accumulated other comprehensive loss	(418.5)	(421.7)
Retained earnings	1,758.4	1,699.4
Total stockholders’ equity	1,967.5	1,903.7
Total liabilities and stockholders’ equity	$5,873.9	$6,037.8

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the first quarter of fiscal 2023 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 26, 2023	February 27, 2022

	(Dollars in millions, except per share amounts) (Unaudited)
Net revenues	$1,688.9	$1,591.6
Cost of goods sold	746.6	648.0
Gross profit	942.3	943.6
Selling, general and administrative expenses	784.9	709.4
Operating income	157.4	234.2
Interest expense	(10.7)	(4.2)
Other (expense) income, net	(7.5)	15.9
Income before income taxes	139.2	245.9
Income tax expense	24.5	50.1
Net income	$114.7	$195.8
Earnings per common share attributable to common stockholders:
Basic	$0.29	$0.49
Diluted	$0.29	$0.48
Weighted-average common shares outstanding:
Basic	395,956,182	399,445,106
Diluted	400,360,529	407,017,092

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the first quarter of fiscal 2023 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 26, 2023	February 27, 2022

	(Dollars in millions) (Unaudited)
Cash Flows from Operating Activities:
Net income	$114.7	$195.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.6	38.9
Property, plant, equipment impairment, and early lease terminations, net	14.9	—
Stock-based compensation	17.6	14.1
(Benefit from) provision for deferred income taxes	(7.9)	19.0
Other, net	(2.8)	0.2
Net change in operating assets and liabilities	(336.9)	(181.9)
Net cash (used for) provided by operating activities	(160.8)	86.1
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(110.9)	(73.6)
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	21.0	3.1
Payments to acquire short-term investments	—	(28.0)
Proceeds from sale, maturity and collection of short-term investments	70.8	20.3
Net cash used for investing activities	(19.1)	(78.2)
Cash Flows from Financing Activities:
Proceeds from senior revolving credit facility	150.0	—
Repurchase of common stock	(8.1)	(74.2)
Tax withholdings on equity awards	(18.6)	(25.8)
Dividend to stockholders	(47.6)	(39.9)
Other financing, net	2.1	0.6
Net cash provided by (used for) financing activities	77.8	(139.3)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(5.7)	(0.5)
Net decrease in cash and cash equivalents and restricted cash	(107.8)	(131.9)
Beginning cash and cash equivalents, and restricted cash	430.0	810.6
Ending cash and cash equivalents, and restricted cash	322.2	678.7
Less: Ending restricted cash	(0.4)	(0.3)
Ending cash and cash equivalents	$321.8	$678.4

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$39.3	$25.7
Supplemental disclosure of cash flow information:
Cash paid for income taxes during the period, net of refunds	1.7	6.5

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the first quarter of fiscal 2023 are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FIRST QUARTER OF 2023
The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on April 6, 2023, discussing the company’s financial condition and results of operations as of and for the quarter and year ended February 26, 2023.
We define the following non-GAAP measures as follows:

Most comparable GAAP measure	Non-GAAP measure	Non-GAAP measure definition
Gross profit	Adjusted gross profit	Gross profit excluding COVID-19 and acquisition related inventory costs
Gross margin	Adjusted gross margin	Adjusted gross profit as a percentage of net revenues
Selling, general and administration ("SG&A") expenses	Adjusted SG&A	SG&A expenses excluding changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, acquisition and integration related charges, impairment charges and early termination gains, net and restructuring and restructuring related charges, severance and other, net.
SG&A margin	Adjusted SG&A margin	Adjusted SG&A as a percentage of net revenues
Net income	Adjusted EBIT	Net income excluding income tax expense, interest expense, other (income) expense, net, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, and restructuring and restructuring related charges, severance and other, net.
Net income margin	Adjusted EBIT margin	Adjusted EBIT as a percentage of net revenues.
Net income	Adjusted EBITDA	Adjusted EBIT excluding depreciation and amortization expense
Net income	Adjusted net income
Net income excluding loss on early extinguishment of debt, COVID-19 government subsidy gains, unrealized gains on marketable securities originating in prior years, charges related to the impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, and restructuring and restructuring related charges, severance and other, net, and re-measurement of our deferred tax assets and liabilities based on the lower rates as a result of the Tax Cuts and Jobs Act ("Tax Act"), adjusted to give effect to the income tax impact of such adjustments.

Net income margin	Adjusted net income margin	Adjusted net income as a percentage of net revenues
Diluted earnings per share	Adjusted diluted earnings per share	Adjusted net income per weighted-average number of diluted common shares outstanding

Adjusted Gross Profit, Adjusted SG&A, Adjusted Net Income and Adjusted Diluted Earnings per Share:
The following tables present our statement of operations on an as reported basis, as well as on an as adjusted basis, which is after the consideration of non-GAAP adjustments. All of these non-GAAP financial measures should be considered along with net income and other operating and financial performance measures prepared and presented in accordance with GAAP.

	Three Months Ended
	February 26, 2023

	As reported	Non-GAAP Adjustments	As adjusted
(Dollars in millions)
Net revenues	$1,688.9	—	$1,688.9
Cost of goods sold	746.6	—	746.6
Gross profit/Adjusted gross profit	942.3	—	942.3
Gross margin/Adjusted gross margin	55.8%		55.8%
SG&A expenses/Adjusted SG&A(1)	784.9	(27.9)	757.1
SG&A margin/Adjusted SG&A margin	46.5%		44.8%
Operating income/Adjusted EBIT(2)	157.4	27.9	185.2
Operating margin/Adjusted EBIT margin(2)	9.3%		11.0%
Interest expense	(10.7)	—	(10.7)
Other expense, net	(7.5)	—	(7.5)
Income before income taxes	139.2	27.9	167.0
Income tax expense(3)	24.5	7.7	32.3
Net income/Adjusted net income	$114.7	$20.2	$134.7
Net income margin/Adjusted net income margin	6.8%		8.0%
Diluted earnings per share/Adjusted diluted earnings per share	$0.29	$0.05	$0.34
____________
(1)Adjustments include (i) $11.4 million in severance charges recognized in connection with the 2022 restructuring initiative; (ii) $18.2 million in charges related to the impairment of capitalized internal-use software as a result of the decision to discontinue certain technology projects in connection with the overall restructuring initiative, net of a $3.5 million gain on the early termination of store leases related to the Russia-Ukraine crisis; and (iii) $1.3 million of charges associated with the Beyond Yoga acquisition, including acquisition-related compensation subject to the continued employment of certain Beyond Yoga® employees.
(2)Adjusted EBIT and Adjusted EBIT margin are reconciled from net income and net income margin, respectively, which are the most comparable GAAP measures. Refer to the "Adjusted EBIT and Adjusted EBITDA" table for more information.
(3)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits.

	Three Months Ended
	February 27, 2022

	As reported	Non-GAAP Adjustments	As adjusted
(Dollars in millions)
Net revenues	$1,591.6	—	$1,591.6
Cost of goods sold	648.0	(2.0)	646.0
Gross profit/Adjusted gross profit(1)	943.6	2.0	945.6
Gross margin/Adjusted gross margin	59.3%		59.4%
SG&A expenses/Adjusted SG&A(2)	709.4	(1.7)	707.7
SG&A margin/Adjusted SG&A margin	44.6%		44.5%
Operating income/Adjusted EBIT(3)	234.2	3.7	237.9
Operating margin/Adjusted EBIT margin(3)	14.7%		14.9%
Interest expense	(4.2)	—	(4.2)
Other income, net(4)	15.9	(12.5)	3.4
Income before income taxes	245.9	(8.8)	237.1
Income tax expense(5)	50.1	(2.2)	47.9
Net income/Adjusted net income	$195.8	$(6.6)	$189.2
Net income margin/Adjusted net income margin	12.3%		11.9%
Diluted earnings per share/Adjusted diluted earnings per share	$0.48	$(0.02)	$0.46
____________
(1)Adjustments include $2.0 million in acquisition charges related to the inventory markup above historical carrying value associated with the Beyond Yoga acquisition.
(2)Adjustments include $2.1 million in acquisition and integration related charges associated with the Beyond Yoga acquisition.
(3)Adjusted EBIT and Adjusted EBIT margin is reconciled from net income and net income margin, respectively, which are the most comparable GAAP measures. Refer to the "Adjusted EBIT and Adjusted EBITDA" table for more information.
(4)Adjustments include a $12.5 million gain reflecting a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
(5)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits.

Adjusted EBIT and Adjusted EBITDA:
The following table presents a reconciliation of net income, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBIT and Adjusted EBITDA for each of the periods presented.

	Three Months Ended		Twelve Months Ended
	February 26, 2023	February 27, 2022	February 26, 2023	February 27, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income	$114.7	$195.8	$488.0	$606.8

Non-GAAP measure:
Net income	$114.7	$195.8	$488.0	$606.8
Income tax expense	24.5	50.1	54.9	64.6
Interest expense	10.7	4.2	32.2	53.8
Other expense (income), net	7.5	(15.9)	(5.4)	(18.4)
Loss on early extinguishment of debt	—	—	—	36.5
Impact of changes in fair value on cash-settled stock-based compensation	—	0.6	—	3.9
COVID-19 related inventory costs and other charges	—	—	5.3	(5.6)
Acquisition and integration related charges(1)	1.3	4.1	5.2	11.8
Impairment charges and early termination gains, net(2)	14.7	—	47.9	—
Restructuring and restructuring related charges, severance and other, net(3)	11.9	(1.0)	32.3	23.4
Adjusted EBIT	$185.3	$237.9	$660.4	$776.8
Depreciation and amortization(4)	38.4	37.8	155.1	144.6
Adjusted EBITDA	$223.7	$275.7	$815.5	$921.4
Adjusted EBIT margin	11.0%	14.9%
_____________
(1)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition, including acquisition-related compensation subject to the continued employment of certain Beyond Yoga® employees.
(2)For the three-month period ended February 26, 2023, impairment charges and early termination gains, net includes $18.2 million in charges related to the impairment of capitalized internal-use software, as a result of the decision to discontinue certain technology projects in connection with the overall restructuring initiative, net of a $3.5 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(3)For the three-month period ended February 26, 2023, restructuring and restructuring related charges, severance and other, net includes $11.4 million of severance charges recognized in connection with the 2022 restructuring initiative. Other charges included in restructuring and restructuring related charges, severance and other, net include transaction and deal related costs.
(4)Depreciation and amortization amount net of amortization included in Restructuring and restructuring related charges, severance and other, net.

Net Debt and Leverage Ratio:
We define net debt, a non-GAAP financial measure, as total debt, excluding finance leases, less cash and cash equivalents and short-term investments in marketable securities. We define leverage ratio, a non-GAAP financial measure, as the ratio of total debt to the last 12 months Adjusted EBITDA. Our management believes net debt and leverage ratio are important measures to monitor our financial flexibility and evaluate the strength of our balance sheet. Net debt and leverage ratio are not financial measures prepared in accordance with GAAP.
The following table presents a reconciliation of total debt, excluding finance leases, the most directly comparable financial measure calculated in accordance with GAAP, to net debt for each of the periods presented.

	February 26, 2023	November 27, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding finance leases	$1,155.6	$996.2

Non-GAAP measure:
Total debt, excluding finance leases	$1,155.6	$996.2
Cash and cash equivalents	(321.8)	(429.6)
Short-term investments in marketable securities	—	(70.6)
Net debt	$833.8	$496.0

The following table presents a reconciliation of total debt, excluding finance leases, the most directly comparable financial measure calculated in accordance with GAAP, to leverage ratio for each of the periods presented.

	February 26, 2023	February 27, 2022

	(Dollars in millions)
	(Unaudited)
Total debt, excluding finance leases	$1,155.6	$1,024.7
Last Twelve Months Adjusted EBITDA(1)	$815.5	$921.4
Leverage ratio	1.4	1.1
_____________
(1)Last Twelve Months Adjusted EBITDA is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:
We define Adjusted free cash flow, a non-GAAP financial measure, as net cash flow from operating activities less purchases of property, plant and equipment. We believe Adjusted free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. We believe Adjusted free cash flow is useful to investors because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.
The following table presents a reconciliation of net cash flow from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted free cash flow for each of the periods presented.

	Three Months Ended
	February 26, 2023	February 27, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net cash (used for) provided by operating activities	$(160.8)	$86.1
Net cash used for investing activities	(19.1)	(78.2)
Net cash provided by (used for) financing activities	77.8	(139.3)

Non-GAAP measure:
Net cash (used for) provided by operating activities	$(160.8)	$86.1
Purchases of property, plant and equipment	(110.9)	(73.6)
Adjusted free cash flow	$(271.7)	$12.5

Return on Invested Capital:
We define Return on invested capital ("ROIC") as the trailing four quarters of Adjusted net income before interest and after taxes divided by the average trailing five quarters of total invested capital. We define earnings before interest and after taxes as Adjusted net income plus interest expense and income tax expense less an income tax adjustment. We define total invested capital as total debt plus shareholders' equity less cash and short-term investments. We believe ROIC is useful to investors as it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.
Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric Adjusted net income. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.
The table below sets forth the calculation of ROIC for each of the periods presented.

	Trailing Four Quarters
	February 26, 2023	February 27, 2022

	(Dollars in millions)
Net income	$488.0	$606.8

Numerator
Net income	$488.0	$606.8
Impact of changes in fair value on cash-settled stock-based compensation	—	3.9
Loss on early extinguishment of debt	—	36.5
COVID-19 related inventory costs and other charges, net(1)	5.3	(18.2)
Acquisition and integration related costs	5.2	11.8
Impairment charges and early termination gains, net(2)	47.9	—
Restructuring and restructuring related charges, severance and other, net(3)	32.3	23.4
Unrealized gains on marketable securities(4)	(19.9)	—
Tax impact of adjustments(5)	(9.2)	(14.4)
Adjusted net income	549.6	649.8
Interest expense	32.2	53.8
Income tax expense	54.9	64.6
Adjusted net income before interest and taxes	636.7	768.2
Income tax adjustment(6)	(64.5)	(70.1)
Adjusted net income before interest and after taxes	$572.2	$698.1
_____________
(1)For the three-month period ended February 27, 2022, COVID-19 related inventory costs and other charges, net includes a $12.5 million gain reflecting a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
(2)For the three-month period ended February 26, 2023, impairment charges and early termination gains, net include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $33.3 million of certain store right-of-use assets, $18.2 million in charges related to the impairment of capitalized internal-use software, as a result of the decision to discontinue certain technology projects, net of a $19.3 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(3)Other charges included in restructuring and restructuring related charges, severance and other, net include transaction and deal related costs.
(4)The unrealized gains on marketable equity securities is related to an out-of-period adjustment recognized in the fourth quarter of 2022.
(5)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits.
(6)Income tax adjustment is calculated using the trailing four quarters effective tax rate, excluding discrete costs and benefits.

	Average Trailing Five Quarters
	February 26, 2023	February 27, 2022

	(Dollars in millions)
Denominator
Total debt, including operating lease liabilities	$2,163.5	$2,498.0
Shareholders' equity	1,830.4	1,568.0
Cash and Short-term investments	(579.4)	(1,307.5)
Total invested Capital	$3,414.5	$2,758.5

Net income to Total invested capital	14.3%	22.0%
Return on Invested Capital	16.8%	25.3%

Constant-Currency:
We calculate constant-currency amounts by translating local currency amounts in the comparison period at actual foreign exchange rates for the current period.
Constant-Currency Net Revenues:
The table below sets forth the calculation of net revenues for each of our operating segments on a constant-currency basis for the comparison period applicable to the three-month period ended February 26, 2023:

	Three Months Ended
	February 26, 2023	February 27, 2022	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Total net revenues
As reported	$1,688.9	$1,591.6	6.1%
Impact of foreign currency exchange rates	—	(39.7)	*
Constant-currency net revenues	$1,688.9	$1,551.9	8.8%

Americas
As reported	$823.0	$765.9	7.5%
Impact of foreign currency exchange rates	—	3.6	*
Constant-currency net revenues - Americas	$823.0	$769.5	6.9%

Europe
As reported	$455.1	$469.4	(3.0)%
Impact of foreign currency exchange rates	—	(21.2)	*
Constant-currency net revenues - Europe	$455.1	$448.2	1.5%

Asia
As reported	$289.5	$258.4	12.0%
Impact of foreign currency exchange rates	—	(21.5)	*
Constant-currency net revenues - Asia	$289.5	$236.9	22.2%

Other Brands
As reported	$121.3	$97.9	23.9%
Impact of foreign currency exchange rates	—	(0.6)	*
Constant-currency net revenues - Other Brands	$121.3	$97.3	24.6%
___________
* Not meaningful

Constant-Currency Adjusted EBIT and Constant Currency Adjusted EBIT margin:

	Three Months Ended
	February 26, 2023	February 27, 2022	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$185.3	$237.9	(22.1)%
Impact of foreign currency exchange rates	—	(8.7)	*
Constant-currency Adjusted EBIT	$185.3	$229.2	(19.2)%

Adjusted EBIT margin	11.0%	14.9%	(26.2)%
Impact of foreign currency exchange rates	—	(0.1)	*
Constant-currency Adjusted EBIT margin(2)	11.0%	14.8%	(25.7)%
_____________
(1)Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended
	February 26, 2023	February 27, 2022	% Increase (Decrease)

	(Dollars in millions, except per share amounts)
	(Unaudited)
Adjusted net income (1)	$134.9	$189.2	(28.7)%
Impact of foreign currency exchange rates	—	(7.6)	*
Constant-currency Adjusted net income	$134.9	$181.6	(25.7)%
Constant-currency Adjusted net income margin(2)	8.0%	11.7%

Adjusted diluted earnings per share	$0.34	$0.46	(26.1)%
Impact of foreign currency exchange rates	—	(0.01)	*
Constant-currency Adjusted diluted earnings per share	$0.34	$0.45	(24.4)%
_____________
(1)Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful